Exhibit 10.2

FAIR ISAAC CORPORATION

TRANSITION AGREEMENT

WITH CHARLES L. ILL

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of April 25, 2012 (the “Effective Date”) by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Charles L. Ill, a resident of Jupiter, Florida (“Ill”).

BACKGROUND

A. The Company and Ill entered into a letter agreement dated January 15, 2010 (the “Letter Agreement”).

B. The Company and Ill entered into an Indemnification Agreement dated February 1, 2010 (the “Indemnification Agreement”).

C. The Company and Ill entered into a Proprietary Information and Inventions Agreement dated February 1, 2010 (the “Past PIIA”). Contemporaneous with the execution of this Agreement, the Company and Ill are entering into a new Proprietary Information and Inventions Agreement (the “New PIIA”).

D. The Company and Ill entered into a Management Agreement dated February 1, 2010 (the “Management Agreement”). Contemporaneous with the execution of this Agreement, the Company and Ill are entering into an Amended and Restated Management Agreement, which will supersede and replace the Management Agreement (the “Amended and Restated Management Agreement”).

E. As of the Effective Date, Ill holds options to purchase shares of common stock of the Company and holds restricted and performance stock unit awards, pursuant to written option agreements and restricted stock unit agreements, as applicable (the “Equity Awards”), as summarized in the attached Exhibit A to this Agreement.

F. Ill and the Company have announced Ill’s separation from the Company effective as of February 22, 2013.

G. Ill and the Company have agreed that Ill will continue to serve as the Company’s Executive Vice President-Sales, Services and Marketing through the Transition Date (as defined in subparagraph 2(a) below); provided, however that Ill’s employment with the Company may be terminated earlier in accordance with subparagraph 2(d) below.

H. At the Company’s request, after the Transition Date Ill shall remain employed with the Company up through and until February 22, 2013 (the “Separation Date”) to provide services to the Company under the terms of this Agreement in order to facilitate a smooth transition for the Company; provided, however that Ill’s employment with the Company may be terminated earlier in accordance with subparagraph 2(d) below.

I. The parties intend to mutually conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

J. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the First Release and the Second Release (defined and referred to below), the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Separation; Transition Term. Ill hereby confirms his separation from the Company as its Executive Vice President-Sales, Services and Marketing and as an officer of any of the Company’s subsidiaries and affiliates effective as of the Transition Date. Ill further hereby confirms his separation as an employee of the Company and any of its subsidiaries and affiliates effective as of the Separation Date or such earlier date if Ill’s employment is terminated before the Separation Date in accordance with subparagraph 2(d) below. Ill’s employment with the Company will automatically terminate effective as of the Separation Date, unless earlier terminated in accordance with subparagraph 2(d) below. The period of Ill’s employment hereunder is referred to in this Agreement as the “Transition Term”. Except as otherwise provided herein, Ill may not have any other employment or engage in any other business venture during the Transition Term unless Ill obtains prior written approval from the Company’s Chief Executive Officer.

2. Employment Terms During the Transition Term.

(a) Scope of Engagement. Subject to the terms and conditions of this Agreement, Ill agrees to remain in the employ of the Company, and the Company agrees to continue Ill’s employment, for the duration of the Transition Term. As of the Effective Date and continuing through September 30, 2012, Ill will continue to serve as the Company’s Executive Vice President-Sales, Services and Marketing; provided, however, that the Company may decide in its discretion to transition Ill out of the Executive Vice President-Sales, Services and Marketing role before September 30, 2012, in which event Ill shall continue to receive the pay and benefits as described in this Agreement for the remainder of the Transition Term. Ill’s last date of service as the Company’s Executive Vice President-Sales, Services and Marketing, and last day as an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, is referred to herein as the “Transition Date.” As of the Transition Date and for the remainder of the Transition Term, Ill will continue to be employed by the Company, will continue to report directly to the Company’s Chief Executive Officer, and will be responsible for providing such transition assistance and for special project matters as may be reasonably requested by the Company’s Chief Executive Officer from time to time (which Ill may perform from the location of his choosing). The Company will provide Ill with reasonable notice if Ill is required to travel to the Company’s headquarters and other Company locations from time to time to provide the services described above after the Transition Date. Ill agrees to serve the Company faithfully and to the best of his ability during the Transition Term. Ill may serve as a director of business and civic organizations as approved by the Company’s Chief Executive Officer, so long as they are not inconsistent with his duties as an employee of the Company or in violation of this Agreement.

(b) Pay and Benefits. From the Effective Date through the Transition Term, the Company will pay Ill a base salary for services performed at the annualized rate of $550,000.00, the annualized rate in effect immediately before the Effective Date, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Term Ill will be eligible to participate in such employee benefit plans and programs for which he may be eligible and in which he participated immediately before the Effective Date. In addition, Ill will be eligible to receive an incentive award of between 0% to 100% of Ill’s annual base salary under the Company’s Management Incentive Plan (“MIP”) for the Company’s fiscal year 2012. Ill shall not be eligible for any other incentive, bonus, option or other compensation award for the Company’s fiscal year 2013. The benefits plans and programs of the Company may be modified or terminated by the Company in its discretion provided that any modification or termination will be generally applicable to other executive vice presidents of the Company. Ill agrees that he will continue to receive vacation time off in accordance with the policies and practices of the Company from the Effective Date through the Transition Date, and further agrees that he is not entitled to any vacation payout upon conclusion of the Transition Term. Further, the Company will provide Ill with continuation of basic life insurance for himself and voluntary life insurance for himself and his dependents for twelve (12) months immediately following the Transition Term, provided that this shall apply only with respect to the continuation of coverage levels Ill is enrolled in as of the Effective Date (provided Ill remains enrolled in such coverage levels immediately prior to the end of the Transition Term). At the end of such twelve (12) month period, Ill will be eligible to convert the policies to individual policies at his own cost to the extent then permitted by the applicable insurance policies and underwriting guidelines.

(c) Expenses. The Company shall reimburse Ill for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities for the Company during the Transition Term, subject to the Company’s normal policies and procedures for expense verification and documentation. Further, the Company agrees to reimburse Ill for up to $5,000.00 in legal expenses related to the negotiations of this Agreement and the terms of his separation.

(d) Early Termination. Notwithstanding anything in this Agreement to the contrary, Ill’s employment hereunder may be terminated before the Separation Date (i) by Ill at any time and for any reason, (ii) by the Company for Cause (as defined below), (iii) by the

Company for any reason following an Event (as such term is defined in the Amended and Restated Management Agreement), (iv) by the Company due to disability for which Ill is qualified for benefits under the Company’s group long-term disability program, or (v) because of Ill’s death. In the event of termination of Ill’s employment before the Separation Date because of any of the foregoing reasons, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by Ill through the date of termination of employment. Upon the Transition Date, Ill shall promptly resign any and all positions Ill then holds as officer or director of the Company or any of its affiliates.

(e) Cause Definition. For purposes of this Agreement, “Cause” means a determination in good faith by the Company’s Chief Executive Officer, and ratification by the Company’s Board of Directors or a designated committee thereof, of the existence of one or more of the following: (i) commission by Ill of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by Ill related to, connected with or otherwise affecting Ill’s employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; or (iii) a material breach by Ill of the Company’s material policies or codes of conduct or of Ill’s material obligations under this Agreement, the Past PIIA, the New PIIA or other agreement between Ill and the Company, which breach has not been cured within fifteen (15) days after written notice thereof to Ill from the Company.

(f) Coordination With Amended and Restated Management Agreement. The parties agree that (i) if any Event shall occur during the Term (as such term is defined in the Amended and Restated Management Agreement), and the employment of Ill with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) of the Amended and Restated Management Agreement, then Ill shall be eligible to receive from the Company or its successor the benefits under Section 2 of the Amended and Restated Management Agreement in accordance with the terms of the Amended and Restated Management Agreement; and (ii) neither Ill’s notice of resignation effective as of the Separation Date, nor his resignation effective as of the Separation Date, both in accordance with paragraph 1, constitute an involuntary termination or resignation for Good Reason (as such term is defined in the Amended and Restated Management Agreement), or otherwise triggers any payments or benefits, under the Amended and Restated Management Agreement or the Letter Agreement.

3. Equity Awards. Ill acknowledges and agrees that the spreadsheet set forth as Exhibit A is an accurate list of all option grants and equity-based awards received by Ill during his employment with the Company prior to the Effective Date, and that he has no other equity or equity-based compensation rights with respect to the Company or any affiliate. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written stock option and restricted or performance stock unit agreements.

4. First and Second Release by Ill. At the same time Ill signs this Agreement, he also will sign a release in the form attached to this Agreement as Exhibit B (the “First Release”), in favor of the Company and its affiliates, divisions, subsidiaries, committees, trustees, directors, officers, employees, agents, predecessors, successors, and assigns. If on or within twenty-one

(21) days after the Separation Date (provided Ill’s employment is not terminated early under subparagraph 2(d) above before the Separation Date) Ill executes a second release in the form attached to this Agreement as Exhibit C (the “Second Release”) and satisfies the other conditions identified in subparagraph 5(b) below, then Ill will receive the additional consideration as set out in subparagraph 5(a) below. This Agreement will not be interpreted or construed to limit the First Release or the Second Release in any manner.

5. Retention Consideration.

(a) Retention Pay and Benefits. If Ill’s employment is not terminated early under subparagraph 2(d) above before the Separation Date, then Ill’s employment with the Company shall end as of the Separation Date and, subject to the conditions identified below, the Company will (1) pay Ill as retention pay an amount equal to one (1) times the sum of (A) Ill’s annual base salary at the rate identified in subparagraph 2(b) above ($550,000.00) plus (B) the greater of (Y) the annual incentive bonus paid to Ill under the MIP for the Company’s fiscal year 2011 ($175,000.00) and the annual incentive bonus Ill receives under the MIP for the Company’s fiscal year 2012, payable in a lump sum on the fortieth (40th) day after the Separation Date, and (2) provided Ill (and, if applicable, Ill’s eligible dependents), completes and returns the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which Ill participates as of the Separation Date, provide Ill (and, if applicable, Ill’s eligible dependents) with COBRA continuation coverage at no cost to Ill, for a period of twelve (12) months following the Separation Date, provided Ill remains eligible for COBRA; provided that such continuation coverage will be provided only with respect to Ill’s base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which Ill receives COBRA continuation coverage (and in Minnesota only, this applies to basic life insurance coverage), and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which Ill may be entitled to COBRA continuation coverage.

(b) Conditions. Payment by the Company of any retention pay or premium reimbursements under subparagraph 5(a) will be conditioned upon Ill (1) signing and not revoking the Second Release in accordance with paragraph 4, (2) complying with Ill’s obligations under this Agreement, the Past PIIA, the New PIIA, or any other agreement between Ill and the Company then in effect, and (3) cooperating with the Company in the transition of Ill’s duties.

6. Confidential Information. Ill acknowledges entering into the Past PIIA and hereby reaffirms his commitments and obligations under the Past PIIA. In addition, as a condition of entering into this Agreement, Ill acknowledges entering into the New PIIA and hereby affirms his commitments and obligations under the New PIIA. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Past PIIA or the New PIIA in any manner.

7. Non-Solicitation. During the Transition Term, and for a period of fifteen (15) consecutive months from and after conclusion of the Transition Term, Ill shall not, directly or indirectly, (a) solicit, request, advise, induce or influence any person who is then employed or engaged by the Company (as an agent, employee, independent contractor, or in any other capacity), or any successor thereto, in any manner or capacity, to terminate his or her employment, agency or relationship with the Company, or any successor thereto; or (b) employ or attempt to employ in any manner or capacity any person who is then employed or engaged by the Company (as an agent, employee, independent contractor, or in any other capacity), or any successor thereto, or who was an employee of the Company, or any successor thereto, at any time during the nine (9) month period immediately prior to the date on which Ill employs or attempts to employ any such employee; provided, however, that this subparagraph 7(b) shall not preclude Ill from employing any person whose employment with the Company was involuntarily terminated by the Company; or (c) solicit or sell any product or service competitive with any Company product or service that Ill solicited or sold (or had direct, indirect, or supervisory responsibility for soliciting or selling) during the 24-month period immediately preceding the termination of Ill’s employment with the Company, or about which Ill has knowledge of or proprietary information, to any then-current customer of the Company or to any prospective customer of the Company that the Company was actively targeting for a business relationship at any time during the last twelve (12) months of Ill’s employment with the Company; or (d) divert or take away, or attempt to divert or take away, or solicit or attempt to solicit, any then-current acquisition or investment candidate, customer, supplier or other business contact of the Company (whether or not Ill directly or indirectly solicited such customer during Ill’s employment), or any investment candidate, customer, supplier or other business contact of the Company that the Company was actively targeting for a business relationship at any time during the last twelve (12) months of Ill’s employment with the Company, to cancel, curtail, or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, investor, employee, member of any association, consultant or otherwise.

8. Confidentiality.

(a) General Standard. The provisions of this Agreement, the First Release and the Second Release (collectively “Confidential Transition Information”) will be treated by Ill and the Company as confidential. Accordingly, Ill and the Company will not disclose Confidential Transition Information to anyone at any time, except as provided in subparagraph 8(b) below.

(b) Exceptions.

(i) It will not be a violation of this Agreement for Ill to disclose Confidential Transition Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners. It will not be a violation of this Agreement for the Company to disclose Confidential Transition Information to its directors, officers, employees or agents in the course of performing their responsibilities for the Company, or as otherwise necessary for legitimate business purposes; provided that the Company has taken reasonable steps consistent with its normal business practices to preserve the confidentiality of Confidential Transition Information.

(ii) It will not be a violation of this Agreement for Ill to inform Company employees who ask him about employment opportunities outside the Company that the terms of subparagraph 7(a) of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

(iii) It will not be a violation of this Agreement for Ill to inform prospective future employers or partners about Ill’s post employment restrictions and continuing obligations to the Company.

(iv) It will not be a violation of this Agreement for Ill or the Company to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, such party first notifies the other party and provides such other party with sufficient time to object to such subpoena, deposition notice or other legal process, and/or to seek a protective order with respect to such Confidential Transition Information.

(v) It will not be a violation of this Agreement for Ill or the Company to disclose Confidential Transition Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax or securities regulator.

9. Records, Documents, and Property. Ill agrees to utilize his reasonable efforts to deliver to the Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers (excluding the Company-provided iPad, subject to the conditions identified below), telephones, and other electronic equipment belonging to the Company. With respect to the Company-provided iPad, Ill shall be permitted to retain this iPad and his personal information stored on this iPad provided Ill first provides the iPad to the Company, no later than three (3) business days after the end of the Transition Term, so that the Company may purge all Company confidential and proprietary information from the iPad. The Company agrees that it will not purge any of Ill’s personal information, property or documents maintained on the iPad, including without limitation Ill’s personal music or photo files, software not licensed to the Company or Ill’s personal contacts. Ill agrees that he shall not maintain copies (in whole or in part) of any Company confidential or proprietary information that was maintained on his iPad at any time during his employment with the Company. The Company-provided iPad will be provided to Ill in its “as is” condition and without warranty or guarantee of any kind. Nothing in this paragraph 9 is intended to preclude Ill from keeping his personal possessions located on the Company’s premises or documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

10. Indemnification. The Company will indemnify Ill in connection with Ill’s status, duties and responsibilities for the Company, as set out in the Indemnification Agreement, which Ill and the Company signed in connection with Ill’s initial employment with the Company. Ill states that he has no knowledge of any wrongdoing on the part of the Company or its directors, officers, employees or agents.

11. Knowledge by Company. The Company agrees that it has no knowledge of any wrongdoing by Ill during his employment or relating to his employment with the Company.

12. Cooperation.

(a) Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Ill will, from time to time, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Ill in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Ill will, from time to time, discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

(b) Claims Involving the Company. Ill agrees that he will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Ill has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this subparagraph 12(b) to testify or otherwise provide information, Ill will honestly, truthfully, forthrightly, and completely provide the information requested. Ill will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims. In the event that the Company requires Ill’s services under subparagraphs 12(a) or 12(b) following the conclusion of the Transition Term, the Company shall compensate Ill for such additional services at the hourly rate of $400.00, except that Ill shall not be compensated for his actual time spent testifying either at a trial or in a deposition. In addition, the Company will reimburse Ill for all reasonable out-of-pocket expenses for his services under subparagraphs 12(a) or 12(b).

13. Non-disparagement. Ill will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents. The Company (by and through the current members of the Company’s Board of Directors and the current executive officers of the Company) will not at any time disparage, defame or besmirch the reputation, character or image of Ill. It shall not be considered disparagement and nothing in this Agreement is intended to prevent or interfere with any party making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

14. Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Ill. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including guidance and regulations interpreting such provisions. In the event Ill becomes eligible for payment of any amounts pursuant to Section 2(a) of the Amended and Restated Management Agreement, Section 3 of the Amended and Restated Management Agreement entitled “Certain Reduction of Payments by the Company,” shall continue to apply in accordance with the terms of the Amended and Restated Management Agreement. Ill acknowledges and agrees that the Company has made no assurances or representations to him regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised him to obtain his own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Ill shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

15. Time to Consider Agreement and the First Release. Ill understands that he may take twenty-one (21) calendar days after the date he receives this Agreement and the First Release to decide whether to sign this Agreement and the First Release. Ill represents that if he signs this Agreement and the First Release before the expiration of the twenty-one (21) day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the First Release.

16. Right to Rescind or Revoke. Ill understands that he has the right to rescind or revoke this Agreement and the First Release for any reason within fifteen (15) calendar days after he signs them. Ill understands that this Agreement and the First Release will not become effective or enforceable unless and until Ill has not rescinded them and the applicable rescission period has expired. Ill understands that if he rescinds or revokes this Agreement or the First Release, the rescission must be in writing and hand-delivered or mailed to the Company in the manner set forth in the First Release.

17. Full Compensation. Except as otherwise provided herein or in the First Release or in the Second Release, Ill acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Ill for and extinguish any and all of the potential claims Ill is releasing in the First Release and the Second Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

18. No Admission of Wrongdoing. Ill and the Company each understand and agree that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, that any party has engaged in any unlawful or improper conduct, or that either party has been treated unfairly. Ill will not characterize this Agreement as an admission that the Company has engaged in any unlawful or improper conduct or treated Ill unfairly.

19. Legal Representation. Ill acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, the First Release and the Second Release and that he has done so. Ill further acknowledges that he has had a full opportunity to consider this Agreement, the First Release and the Second Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the First Release and the Second Release, or the settlement of any potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein.

20. Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of Ill and the Company and shall be binding upon the successors and assigns of the Company. Ill may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Ill of this Agreement or any of Ill’s duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

21. Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Ill as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company’s General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

22. Construction and Severability. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its confidential information and trade secrets; and respecting competition and solicitation of employees by Ill during and following the Transition Term.

23. Remedies.

(a) Remedies. Ill acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions paragraphs 6, 7, 8 or 9 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Jurisdiction and Venue. Ill and the Company consent to jurisdiction of the courts of the States of Florida or Minnesota and/or the federal district courts of Florida or Minnesota for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, the First Release or the Second Release shall be brought solely in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of either Florida or Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum in the event either party commences a legal action in the state and/or federal courts of either Florida or Minnesota. Venue, for the purpose of all such suits commenced in state court, shall be in Hennepin County, State of Minnesota, if the suit is brought in Minnesota, and in Palm Beach County, State of Florida, if the suit is brought in Florida.

24. Entire Agreement. Except as set forth below, this Agreement sets forth the entire agreement between the Company and Ill with respect to his employment by the Company, the termination of such employment, and the Transition Term and supersedes and all prior discussions, agreements and negotiations between the Company and Ill related to such subject matter, including the Letter Agreement. There are no undertakings, covenants, or commitments between the Company and Ill other than as set forth in this Agreement, the First Release, the Second Release, the written agreements applicable to the Equity Awards, the Past PIIA, the New PIIA, the Amended and Restated Management Agreement, the Indemnification Agreement, and any qualified employee benefit plans sponsored by the Company in which Ill is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

25. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

26. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

27. Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Ill’s employment hereunder, including without limitation paragraphs 6, 7, 8 and 9 of this Agreement shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

28. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

29. No Mitigation. Ill shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Ill as a result of his employment by another employer after the conclusion of the Transition Term.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition Agreement as of the date set forth above.

FAIR ISAAC CORPORATION		CHARLES L. ILL

By:	/s/ William J. Lansing	/s/ Charles L. Ill
	William J. Lansing President and Chief Executive Officer	Signature

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